Exhibit 10.2

Agreement Between City Capital Corporation & REIAssure, Inc.

This Agreement is between REIAssure, Inc. ("REIAssure") a sales and management company located in Jacksonville, Florida, and City Capital Corporation ("City Capital") a public corporation involved in real estate investing nationwide, and located in Franklin, Tennessee, June 5, 2008..

REIAssure agrees to provide sales services for City Capital, working with leads provided by City Capital and its affiliates, as well as other sources, to create qualified clients which are able to purchase properties provided by City Capital.  These services shall include:

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Managing all leads from all sources, including data entry of leads into a central file or program.

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Initial calls to explain City Capital’s Credit-Investor program.

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Closing REIAssure’s qualified prospects on the program and securing their completed credit folders.

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Costs of onsite in person pickup from the client and express shipping to REIAssure for review before forwarding on to City Capital loan processing.

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Second-stage followup resale efforts (giving notification to each REIAssure customer when a specific City Capital property is matched with their file, reselling on the property, area, and the merits of the program) prior to City Capital’s loan processing and contacting REIAssure’s client to complete the closing process

In addition, REIAssure will guarantee the mortgage payments of all REIAssure clients REIAssure sells into City Capital's Credit-Investor program, who complete the purchasing and closing process on any property(ies), for the period of 12 months from the date of their closing.  (See attached City Capital Client Agreement and Limited Mortgage Payment Guarantee)

REIAssure will have full authority to designate an independent property management company(ies) in each area that City Capital sells its investment properties, and will full authority to change its choice of property management company(ies) at any time.

Compensation.

For each property closing, City Capital will notify REIAssure of the property and its appraised value and lender-estimated PITI prior to closing.  REIAssure will invoice City Capital using the following schedule:

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$3000 for properties up to $99,999 in appraised value

$4000 for properties from $100,000 to $139,999

$5000 for properties from $140,000 to $159,999

Properties over $160,000 will be reviewed on a case by case basis

The fee amount will be charged to the seller at each closing, and funds distributed by the closing agent.  This is expected cover all sales and guarantee services provided by REIAssure.  If a client cancels or is removed from the program without making a purchase, City Capital will not owe any other fees to REIAssure for acquiring that client.

Shared Leads.

REIAssure will share ownership for future marketing to all leads developed with City Capital and its related affiliates (if an affiliate-provided lead).  This does not imply future marketing to the leads will be joint ventures between the two companies or their affiliates. All marketing efforts will be exclusive to the respective companies, unless specific agreements are created for specific marketing campaigns outside this agreement.

Exclusivity.

REIAssure shall be the only company engaged to handle sales for City Capital’s Credit Investor program, and will be the only company providing the limited mortgage guarantee.  This is to allow REIAssure to accrue sufficient funds to ensure they are able to provide for mortgage payment claims as the company expands its program.  This exclusivity shall extend to any affiliate or lead-producing companies that are sub-agencies of City Capital, to ensure uniformity of presentation and coverage to their clients.

Term.

The term of this contract shall extend 12 months beyond the final sale in each market for which REIAssure qualified files are utilized, through the guarantee coverage period for the last property sold under the program in each market.  If for any reason City Capital cancels or transfers the program, REIAssure shall be reimbursed their costs, including commissions, shipping and other expenses, for any leads in the queue which have not been matched with or gone to closing with a property.

/s/  Ephren W. Taylor II

/s/  W. Emerson Brantley III

Ephren W. Taylor II

W. Emerson Brantley III

For City Capital Corporation

For REIAssure, Inc.

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